Registration No. 333-60619

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WINSTON HOTELS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-1872141
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o Inland American Winston Hotels, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

(630) 218-8000

 (Address, Including Zip Code, of Principal Executive Offices)

Winston Hotels, Inc. Directors’ Stock Incentive Plan

(Full Title of Plan)

Brenda G. Gujral, President

Inland American Winston Hotels, Inc.

2901 Butterfield Road

Oak Brook, Illinois 60523

(630) 218-8000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

DEREGISTRATION OF SECURITIES

On August 4, 1998, Winston Hotels, Inc., a North Carolina corporation (“Winston”) filed a registration statement on
Form S-8, Registration Number 333-60619 (the “Registration Statement”), with respect to 30,000 shares of Winston’s common stock, par value $0.01 per share (the “Common Stock”), relating to the Winston Hotels, Inc. Directors’ Stock Incentive Plan.

On April 2, 2007, Winston and WINN Limited Partnership, a North Carolina limited partnership and Winston’s operating partnership, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Inland American Real Estate Trust, Inc., a Maryland corporation (the “Parent”), and Inland American Acquisition (Winston), LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“MergerCo”). Pursuant to the Merger Agreement, Winston merged with and into MergerCo, with MergerCo continuing as the surviving entity and the successor by merger to Winston. In connection with the merger, MergerCo converted into Inland American Winston Hotels, Inc., a Delaware corporation (“IAWH”). The merger became effective on July 1, 2007.

As a result of the merger, the offering pursuant to the Registration Statement has been terminated.  In accordance with undertakings made by Winston in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, IAWH, as successor in interest to Winston in the merger hereby removes from registration the securities of Winston registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on July 10, 2007.

INLAND AMERICAN WINSTON HOTELS, INC.,
as successor in interest by merger to Winston Hotels, Inc.

By:	/s/ Brenda G. Gujral
Name:	Brenda G. Gujral
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons, in the capacities indicated, as of July 10, 2007.

Signature	Title

/s/ Brenda G. Gujral	President and Director
Brenda G. Gujral

/s/ Brent West	Executive Vice President and Chief Financial Officer
Brent West

/s/ Thomas McGuinness	Director
Thomas McGuinness

/s/ Lori Foust	Director
Lori Foust